Exhibit 99.4

HOLLIS-EDEN PHARMACEUTICALS, INC.

2005 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Hollis-Eden Pharmaceuticals, Inc. (the “Company”) wishes to issue to the Participant (“you”) named in the attached Restricted Stock Grant Notice (“Grant Notice”), and you wish to acquire, shares of the Company’s common stock (the “Common Stock”) from the Company, as set forth in your Grant Notice pursuant to the provisions of the Company’s 2005 Equity Incentive Plan (the “Plan”) as set forth in the Grant Notice. A copy of the Plan is attached to the Grant Notice as Attachment II.

Therefore, pursuant to the terms of the Grant Notice and this Restricted Stock Agreement (the “Agreement”) (collectively, the “Award”), the Company grants you the right to purchase the number of shares of Common Stock indicated in the Grant Notice. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. AGREEMENT TO PURCHASE. By signing the Grant Notice, you hereby agree to purchase from the Company, and the Company hereby agrees to sell to you, the aggregate number of shares of Common Stock specified in your Grant Notice for the consideration set forth in Section 3 and subject to all of the terms and conditions of the Award and the Plan. You may not purchase less than the aggregate number of shares specified in the Grant Notice.

2. CLOSING. The purchase and sale of the shares shall be consummated as follows:

(a) You will purchase the shares by delivering your Grant Notice, executed by you in the manner required by the Company, to the Stock Plan Administrator of the Company, or to such other person as the Company may designate, during regular business hours.

(b) The Company will direct the transfer agent for the Company to deliver to the Escrow Agent pursuant to the terms of Section 9, below, the certificate or certificates evidencing the shares of Common Stock being purchased by you. You acknowledge and agree that any such shares may be held in book entry form directly registered with the transfer agent or in such other form as the Company may determine.

3. PAYMENT. The purchase price for the Common Stock to be delivered to you on the “Closing Date” indicated on your Grant Notice shall be deemed paid, in whole or in part, in consideration of your past services to the Company in the amounts and to the extent required by law.

4. VESTING. Subject to the limitations contained herein and in the Plan, the shares you purchase will vest as follows:

(a) The shares will vest as provided in the Vesting Schedule set forth in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Status as an Employee, Director, or Consultant. Notwithstanding the foregoing provisions of this Section 4(a), in the event that you are subject to the Company’s policy on Stock Trading by Directors, Officers and Other Members of Management and any shares covered by your Award vest on a day (the “Original Vest Date”) that does not occur during a “window period” applicable to you as determined by the Company in accordance with such policy, then such shares shall not vest on such Original Vest Date and shall instead vest on the first to occur of the following: (a) the first day of the next “window period” applicable to you pursuant to such policy, (b) your termination your Continuous Status as an Employee, Director, or Consultant provided such termination is after the Original Vest Date, or (c) the day that is sixty (60) days after the Original Vest Date.

(b) Shares purchased by you that have vested in accordance with the Vesting Schedule set forth in the Grant Notice and this Section 4 are “Vested Shares.” Shares purchased by you pursuant to this Agreement that are not Vested Shares are “Unvested Shares.”

5. NUMBER OF SHARES AND CASH PURCHASE PRICE PER SHARE. The number of shares of Common Stock subject to your Award as referenced in your Grant Notice may be adjusted from time to time for capitalization adjustments as set forth in the Plan.

6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not purchase any shares of Common Stock under your Award unless the shares of Common Stock issuable upon such purchase are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such purchase and issuance would be exempt from the registration requirements of the Securities Act. The purchase of shares under your Award also must comply with other applicable laws and regulations governing your Award, and you may not purchase such shares if the Company determines that such purchase would not be in material compliance with such laws and regulations.

7. RIGHT OF REACQUISITION. The Company shall simultaneously with the termination of your Continuous Status as an Employee, Director, or Consultant automatically reacquire (the “Reacquisition Right”) for no consideration all of the Unvested Shares, unless the Company agrees to waive its Reacquisition Right as to some or all of the Unvested Shares. Any such waiver shall be exercised by the Company by written notice to you or your representative (with a copy to the Escrow Agent, as defined below) within ninety (90) days after the termination of your Continuous Status as an Employee, Director, or Consultant, and the Escrow Agent may then release to you the number of Unvested Shares not being reacquired by the Company. If the Company does not waive its reacquisition right as to all of the Unvested Shares, then upon such termination of your Continuous Status as an Employee, Director, or Consultant, the Escrow Agent shall transfer to the Company the number of Unvested Shares the Company is reacquiring. The Reacquisition Right shall expire when all of the shares have become Vested Shares in accordance with Section 4.

8. CHANGE IN CONTROL.

(a) In the event of a Change in Control the treatment of your Award will be governed by the provisions of Section 11 of the Plan, which may include the ability of the Company to assign the Reacquisition Right to its successor (or the successor’s parent company), if any, in connection with the transaction. In addition, to the extent the Reacquisition Right remains in effect following such transaction, it shall apply to the new capital stock or other property received in exchange for the Common Stock in consummation of the transaction, but only to the extent the Common Stock was at the time covered by such right.

(b) In addition, if a Change in Control occurs and, during the period beginning 3 months before and ending 12 months after the effective time of such Change in Control, your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason (as defined herein), then, as of the date of termination of Continuous Service, the vesting of your Award shall be accelerated in full.

(c) “Good Reason” for purposes of this Agreement means that one or more of the following are undertaken by the Company (or acquiring entity or any subsidiary thereof employing you) without your express written consent: (i) the assignment to you of any duties or responsibilities that results in a material diminution in your function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a change solely in your title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason; (ii) a material reduction by the Company (or acquiring entity or any subsidiary thereof employing you) in your annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company (or acquiring entity or any subsidiary thereof employing you) and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) any failure by the Company (or acquiring entity or any subsidiary thereof employing you) to continue in effect any material employee benefit plan or program in which you were participating immediately prior to the effective date of the Change in Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company (or acquiring entity or any subsidiary thereof employing you) that would adversely affect your participation in or reduce your benefits under the Benefit Plans; provided, however, that Good Reason shall not be deemed to have occurred if the Company (or acquiring entity or any subsidiary thereof employing you) provides for your participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; or (iv) a relocation of your business office that increases your one-way commute from your principle residence by more than twenty (20) miles, except for required travel by you on the business of the Company (or acquiring entity or any subsidiary thereof employing you) to an extent substantially consistent with your business travel obligations prior to the effective date of the Change in Control.

9. ESCROW OF UNVESTED COMMON STOCK. As security for your faithful performance of the terms of this Agreement and to insure the availability for delivery of your Common Stock upon execution of the Reacquisition Right provided in Section 7, above, you agree to the following “Joint Escrow” and “Joint Escrow Instructions,” and you and the Company hereby authorize and direct the Secretary of the Company (“Escrow Agent”) to hold the documents delivered to Escrow Agent pursuant to the terms of this Agreement and of your Grant Notice, in accordance with the following Joint Escrow Instructions:

(a) In the event your Continuous Status as an Employee, Director, or Consultant of the Company or an affiliate of the Company (an “Affiliate”) terminates, the Company shall, pursuant to the Reacquisition Right in Section 7 above, automatically reacquire for no consideration all Unvested Shares, within the meaning of Section 4, above, as of the date of such termination, unless the Company elects to waive such right as to some or all of the Unvested Shares. If the Company (or its assignee) elects to waive the Reacquisition Right, the Company or its assignee will give you and Escrow Agent a written notice specifying the number of Unvested Shares not to be reacquired. You and the Company hereby irrevocably authorize and direct Escrow Agent to close the transaction contemplated by such notice as soon as practicable following the date of termination of your Continuous Status as an Employee, Director, or Consultant in accordance with the terms of this Agreement and the notice of waiver, if any.

(b) Vested Shares shall be delivered to you upon your request given in the manner provided in Section 19 for giving notices.

(c) At any closing involving the transfer or delivery of some or all of the property subject to the Grant Notice and this Agreement, Escrow Agent is directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of Unvested Shares being transferred, and (c) to deliver same, together with the certificate, if any, evidencing the Unvested Shares to be transferred, to you or the Company, as applicable.

(d) You irrevocably authorize the Company to deposit with Escrow Agent the certificates, if any, evidencing the Unvested Shares to be held by Escrow Agent hereunder and any additions and substitutions to the Unvested Shares as specified in this Agreement. You do hereby irrevocably constitute and appoint Escrow Agent as your attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

(e) This escrow shall terminate upon the expiration or application in full of the Reacquisition Right, whichever occurs first, and the completion of the tasks contemplated by these Joint Escrow Instructions. Provided, however, that this escrow shall not terminate with respect to any Unvested Shares that vest, but for which you have not satisfied any applicable federal, state, local and foreign tax withholding obligation of the Company or an Affiliate which arise in connection with vesting of the Unvested Shares.

(f) If at the time of termination of this escrow Escrow Agent should have in its possession any documents, securities, or other property belonging to you, Escrow Agent shall deliver all of same to you and shall be discharged of all further obligations hereunder.

(g) Except as otherwise provided in these Joint Escrow Instructions, Escrow Agent’s duties hereunder may be altered, amended, modified, or revoked only by a writing signed by all of the parties hereto.

(h) Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by Escrow Agent to be genuine and to have been signed or presented by the proper party or parties or their assignees. Escrow Agent shall not be personally liable for any act Escrow Agent may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for you while acting in good faith and any act done or omitted by Escrow Agent pursuant to the advice of Escrow Agent’s own attorneys shall be conclusive evidence of such good faith.

(i) Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments, or decrees of any court. In case Escrow Agent obeys or complies with any such order, judgment, or decree of any court, Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction.

(j) Escrow Agent shall not be liable in any respect on account of the identity, authority, or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(k) Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with Escrow Agent.

(l) Escrow Agent’s responsibilities as Escrow Agent hereunder shall terminate if Escrow Agent shall cease to be the Secretary of the Company or if Escrow Agent shall resign by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company or other person who in the future assumes the position of Secretary of the Company as successor Escrow Agent and you hereby confirm the appointment of such successor or successors as your attorney-in-fact and agent to the full extent of such successor Escrow Agent’s appointment.

(m) If Escrow Agent reasonably requires other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

(n) It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, Escrow Agent is authorized and directed to retain in its possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree, or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

(o) By signing this Agreement below Escrow Agent becomes a party hereto only for the purpose of said Joint Escrow Instructions in this Section 9; Escrow Agent does not become a party to any other rights and obligations of this Agreement apart from those in this Section 9.

(p) Escrow Agent shall be entitled to employ such legal counsel and other experts as Escrow Agent may deem necessary properly to advise Escrow Agent in connection with Escrow Agent’s obligations hereunder. Escrow Agent may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Company shall be responsible for all fees generated by such legal counsel in connection with Escrow Agent’s obligations hereunder.

(q) These Joint Escrow Instructions set forth in this Section 9 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to “Escrow Agent” or “Escrow Agent’s” herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.

10. EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

11. IRREVOCABLE POWER OF ATTORNEY. You constitute and appoint the Company’s Secretary of the Company as attorney-in-fact and agent to transfer said Common Stock on the books of the Company with full power of substitution in the premises, and to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated. This is a special power of attorney coupled with an interest (specifically, the Company’s underlying security interest in retaining the shares of Common Stock in the event you do not perform the associated services for the Company), and is irrevocable and shall survive your death or legal incapacity. This power of attorney is limited to the matters specified in this Agreement.

12. RIGHTS AS STOCKHOLDER. Subject to the provisions of this Agreement, you shall have the right to exercise all rights and privileges of a stockholder of the Company with respect to the shares deposited in the Joint Escrow. You shall be deemed to be the holder of the shares for purposes of receiving any dividends that may be paid with respect to such shares and for purposes of exercising any voting rights relating to such shares, even if some or all of the shares are Unvested Shares.

13. LIMITATIONS ON TRANSFER OF THE COMMON STOCK. In addition to any other limitation on transfer created by applicable securities laws, you shall not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Common Stock while such shares of Common Stock are Unvested Shares or continue to be held in the Joint Escrow. After any Common Stock has been released from the Joint Escrow, you shall not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Common Stock except in compliance with the provisions herein and applicable securities laws.

14. RESTRICTIVE LEGENDS. The certificates representing the Common Stock shall have endorsed thereon appropriate legends as determined by the Company.

15. NON-TRANSFERABILITY OF THE AWARD. Your Award is not transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you. In the event of the termination of your Continuous Status as an Employee, Director, or Consultant prior to the Closing Date, the purchase and sale of the shares to you in accordance with Section 2 of this Agreement shall not occur.

16. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

17. WITHHOLDING OBLIGATIONS.

(a) At the time your Award is granted, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision in cash for, as determined by the Company, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. In the Company’s sole discretion, the Company may elect, and you hereby authorize the Company, to withhold Vested Shares in such amounts as the Company determines are necessary to satisfy your obligation pursuant to the preceding sentence.

(b) Unless the tax withholding obligations of the Company or any Affiliate are timely satisfied as reasonably determined by the Company, then the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein and any shares held in escrow shall be automatically reacquired by the Company for no consideration.

18. TAX CONSEQUENCES. You have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You are relying solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. You understand that Section 83 of the Code taxes as ordinary income to you the fair market value of the shares of Common Stock as of the date any restrictions on the shares lapse (that is, as of the date on which part or all of the shares vest). In this context, “restriction” includes the right of the Company to reacquire the shares pursuant to its Reacquisition Right.

19. NOTICES. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (a) the date of personal delivery, including delivery by express courier, or (b) the date that is five days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten days’ advance written notice to each of the other parties hereto:

COMPANY:	Hollis-Eden Pharmaceuticals, Inc.
4435 Eastgate Mall, Suite 400
San Diego, CA 92121
Attn: Secretary of the Company

YOU:	Your address as on file with the Company’s Human Resources Department at the time notice is given

ESCROW AGENT:	Secretary of the Company
Hollis-Eden Pharmaceuticals, Inc.
4435 Eastgate Mall, Suite 400
San Diego, CA 92121

20. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

21. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

* * * * *

This Restricted Stock Agreement shall be deemed to be signed by the Company and the Participants upon the signing by the Participant of the Restricted Stock Grant Notice to which it is attached.

The Escrow Agent hereby acknowledges and accepts its rights and responsibilities pursuant to Section 9, above.

/s/ Daniel D. Burgess
Daniel D. Burgess
Secretary of the Company
Escrow Agent